FOR IMMEDIATE RELEASE

Contact:

Lyn Hittle
December 22, 2008
(919) 687-7800, ext. 547
(919) 687-7821 fax
lyn.hittle@mfbonline.com

M&F BANCORP, INC. DECLARES DIVIDEND FOR 4th QUARTER
Durham, NC -- (December 22, 2008) – M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a five-cent ($0.05) per share quarterly dividend. Each shareholder of record as of the close of business on January 2, 2009 is entitled to receive $0.05 for each share of common stock held at the close of business on this date. The payment date is Friday, January 9, 2009.

James A. Stewart, Chairman of the Board, stated “The Board of Directors of M&F Bancorp is extremely proud of the legacy of the century old bank.  Since June of 1997, the Company has paid consecutive quarterly dividends to its shareholders, prior to which it paid semiannual dividends continuously from 1991. The Company is committed to serving the interests of its shareholders, customers, communities, and its employees.  In these challenging economic times, we are delighted that Mechanics and Farmers Bank (“M&F Bank”), continues to be a vital presence in the Raleigh, Durham, Greensboro, Winston Salem, and Charlotte areas.”

M&F Bancorp, Inc., a bank holding company with assets of approximately $274.0 million as of September 30, 2008, is the parent company of M&F Bank which has nine banking centers: Durham (3), Raleigh (2), Piedmont-Triad (2), and Charlotte (2). The Company's common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol "MFBP." For additional information contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and M&F Bank.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements.  Additional information is detailed in the Company’s filings with the Securities and Exchange Commission, and is available at www.sec.gov.
# # #